Exhibit 99.1

NEWS RELEASE

Halcón Resources Announces First Quarter 2014 Results

First Halcón-Operated Eastern TMS Well Drilled Ahead of Schedule; Completion Underway

New Company Record 4,225 Boe/d IP Rate in Williston Basin

HOUSTON, TEXAS — May 7, 2014 — Halcón Resources Corporation (NYSE:HK) (“Halcón” or the “Company”) today announced its first quarter 2014 results.

Halcón generated total revenues of $275.1 million for the three months ended March 31, 2014, an increase of 44% compared to the three months ended March 31, 2013.  Production for the quarter was above the high-end of guidance and increased to 36,622 barrels of oil equivalent per day (Boe/d), 41% higher than the same period of 2013.  First quarter 2014 production was 85% oil, 6% natural gas liquids (NGLs) and 9% natural gas.

Excluding the impact of hedges, the Company realized 93% of the average NYMEX oil price, 47% of the average NYMEX oil price for NGLs and 103% of the average NYMEX natural gas price during the three months ended March 31, 2014.

Total operating costs per unit (including lease operating expense, workover and other expense, taxes other than income, gathering and other expense, and general and administrative expense), after adjusting for selected items (see Selected Operating Data table for additional information), decreased by 8% to $28.40 per Boe in the first quarter of 2014, compared to the same period of 2013.

After adjusting for selected items primarily related to a non-cash impairment charge and the non-cash impact of derivatives (see Selected Item Review and Reconciliation table for additional information), net income was $11.9 million, or $0.03 per diluted share, for the three months ended March 31, 2014.  Halcón reported a net loss available to common stockholders of $77.9 million, or $0.19 per diluted share for the quarter.  The reported net loss available to common stockholders for the quarter includes a non-cash pre-tax impairment charge of $61.2 million, primarily related to non-core asset sales.

Floyd C. Wilson, Chairman and Chief Executive Officer, commented, “First quarter results exceeded expectations.  Our persistent focus on improving returns via technological innovation and good old fashioned hard work is beginning to pay off.  We are firing on all cylinders from an operational standpoint and are excited about the opportunities that lie ahead.”

East Texas Assets Divestiture

As previously announced, the Company agreed to divest non-core assets in East Texas for $450 million, subject to closing and post-closing adjustments.  The transaction is expected to close in May 2014 with an effective date of April 1, 2014.

The assets being sold by Halcón include approximately 83,000 net acres primarily located in Leon, Madison and Grimes Counties, Texas.  These properties produced an average of approximately 3,718 Boe/d during the first quarter of 2014.  Estimated proved reserves associated with these assets, as of December 31, 2013, were approximately 16.3 MMBoe, 39% of which were proved developed.

The Company continues to evaluate all remaining non-core properties for additional divestiture opportunities during 2014.

Liquidity and Capital Spending

During the first quarter of 2014, the borrowing base on Halcón’s revolving credit facility was increased to $800 million from $700 million in conjunction with the Company’s regular spring redetermination.  As of March 31, 2014, Halcón had undrawn capacity on its senior secured revolving credit facility plus cash on hand totaling approximately $452 million.  Pro forma for the pending sale of non-core assets in East Texas, and a related $100 million reduction to the revolver borrowing base, the Company had undrawn capacity on its senior secured revolving credit facility plus cash on hand totaling approximately $802 million as of March 31, 2014.

During the first quarter of 2014, Halcón incurred capital costs of $331.2 million on drilling and completions, $14.2 million on infrastructure/seismic and $113.8 million for acquisitions primarily in the TMS and El Halcón areas, net of $2.2 million of divestiture proceeds.  In addition, the Company incurred $54.7 million for capitalized interest/G&A and other.

Operational Update — On Track to Deliver

Halcón continues to focus on implementing operational improvements and believes it is on track to deliver according to plan in 2014.  The capital spent on drilling and completions in the first quarter of 2014 was in line with the Company’s forecast and is expected to drive production growth in the second quarter of 2014.

Bakken/Three Forks — Improvements Ongoing

Halcón operated an average of four rigs in the Williston Basin during the first quarter and plans to keep an average of three to four rigs active for the remainder of the year.  The Company produced an average of 23,313 Boe/d in the Williston Basin during the first quarter, representing an increase of 73% compared to the same period in 2013.  Production during the quarter was impacted by weather-related downtime and associated drilling and completion delays that commenced late in the fourth quarter of 2013.  Activity in the Williston Basin has since returned to normal, and Halcón is currently producing approximately 25,000 Boe/d.

Despite the weather-related impacts and delays the Company experienced early in 2014, average initial and 30 day production rates continued to improve during the quarter.  The following table contains detailed first quarter 2014 operated well data related to Halcón’s Williston Basin assets:

		Wells		1Q14 vs. 4Q13		1Q14 vs. 4Q13
	Wells	Put Online	Avg. IP	Avg. IP Rate	Avg. 30 Day	Avg. 30 Day Rate
	Spud	(POL)	Rate (Boe/d)	Variance	Rate (Boe/d)	Variance
FBIR
Bakken/Three Forks	15	9	2,644	+9%	1,566	+32%
Williams County
Bakken	0	7	1,328	NM	646	NM

The Company also participated in 72 non-operated wells during the quarter with an average working interest of approximately 6%.  Current production from non-operated wells is approximately 3,500 Boe/d.

Drilling efficiencies improved in the Williston Basin during the first quarter of 2014.   Halcón managed to lower drilling costs by approximately 9% and increase the number of feet drilled per day by approximately 13% during the period, compared to the 2013 average.  During the quarter, the Company set new records by drilling a Bakken well in the Fort Berthold area in 12 days (spud to TD) and a Three Forks well in the Fort Berthold area in 17 days (spud to TD).  Halcón continues to make progress towards realizing additional efficiencies associated with pad drilling/simultaneous operations and completion modifications (proppant type, fluid type, pumping services), and the Company believes it is on track for a 5% to 10% decrease in completed well costs by year-end 2014.

Four of the nine Halcón-operated wells put online in the Fort Berthold area during the quarter were completed with slickwater fracs and, on average, are outperforming the Company’s 801 MBoe type curve for the area.  Testing is underway to determine if the use of slickwater fracs on Three Forks wells in the Fort Berthold area will yield similar positive results.   In addition, on average, the seven Bakken wells completed with slickwater fracs and put online in Williams County during the first quarter are outperforming Halcón’s 477 MBoe type curve for the area.

Downspacing tests continue to yield positive results.  The Company is currently in various stages of downspacing tests on 16 pads (50 wells) in the Fort Berthold area.  Halcón is in the process of putting six new wells online that were drilled from a single pad and spaced 660’ apart.  The IP rates for two of these six wells totaled 7,009 Boe/d, one of which was 4,225 Boe/d, a new Company record.  The remaining four wells are expected to commence production over the next several days.

Halcón has working interests in approximately 134,000 net acres prospective for the Bakken and Three Forks formations in the Williston Basin.  There are currently 144 Bakken wells producing, 11 Bakken wells being completed or waiting on completion and 2 Bakken wells being drilled on Halcón’s operated acreage.  Similarly, there are currently 44 Three Forks wells producing, 5 Three Forks wells being completed or waiting on completion and 2 Three Forks wells being drilled on the Company’s operated acreage.

“El Halcón” - East Texas Eagle Ford — De-Risked and Repeatable

Halcón operated an average of four rigs in El Halcón during the first quarter and expects to operate an average of two to three rigs in the play for the remainder of the year.  The Company produced an average of 7,018 Boe/d in El Halcón during the period, representing an increase of 843% compared to the same period in 2013.  Halcón is currently producing approximately 10,400 Boe/d in El Halcón.

The following table contains detailed first quarter 2014 operated well data related to the Company’s El Halcón assets:

		Wells		1Q14 vs. 4Q13		1Q14 vs. 4Q13
	Wells	Put Online	Avg. IP	Avg. IP Rate	Avg. 30 Day	Avg. 30 Day Rate
	Spud	(POL)	Rate (Boe/d)	Variance	Rate (Boe/d)	Variance
El Halcón	11	15	802	+11%	594	+14%

Based on results from step out wells drilled to the south of its initial position in Northwest Brazos County, combined with results from other offset operators, Halcón believes its entire acreage position has been de-risked and results are expected to be repeatable.

The Company continues to make progress towards identifying its optimal well design.  Completion modifications are ongoing and current testing includes increasing stage length, tighter perforation cluster spacing, increasing the percentage of resin coated sand relative to total proppant volume, using different surfactants and installing large bore frac plugs.  Several artificial lift modifications are also being evaluated.

Halcón has approximately 100,000 net acres leased or under contract in the play, all of which is believed to be located in the core of the play.  There are currently 57 Eagle Ford wells producing, 5 wells being completed or waiting on completion and 3 wells being drilled.

Tuscaloosa Marine Shale (“TMS”) — Progressing as Planned

Halcón has approximately 316,000 net acres leased or under contract in the TMS and expects to spud 10 to 12 operated wells in the play running an average of two rigs in 2014.  The Company also plans to participate in 15 to 20 non-operated TMS wells in 2014.

Halcón spudded the Horseshoe Hill 11-22H-1 (92% WI), located in Wilkinson County, Mississippi, on March 14, 2014.  This well was drilled (spud to 21,171’ TD) ahead of schedule in 39 days with a 7,751’ lateral.  The Company believes it can reduce the number of drilling days by 15% to 20% by year-end 2014.  Completion operations on this well are currently underway.

Halcón recently spudded the Black Stone 4H-2 (86% WI), located in Wilkinson County, Mississippi, and is planning a 7,030’ lateral for this well.

The Company expects to spud the Fassmann 9H-1 (84% WI), located in Wilkinson County, Mississippi, with a second rig in early June.  Halcón is planning a 6,600’ lateral for this well.

As previously disclosed, the Company is evaluating joint venture/financing options for its entire TMS position. Discussions with several potential financial partners are ongoing, and Halcón expects to conclude this process during the second quarter of 2014.

2014 Production Guidance

The Company is reaffirming full year 2014 production guidance and providing second quarter 2014 production guidance, which accounts for the East Texas assets divestiture that is expected to close in May 2014.  Halcón is currently producing approximately 38,000 Boe/d, pro forma for the pending sale of the East Texas assets.

		Full Year
	2Q14E	2014E
Production (Boe/d)
Low	39,000	38,000
High	41,000	42,000
% Oil		85%
% NGLs		5%
% Gas		10%

Note: Guidance is forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control.  See “Forward-Looking Statements” section below.

Conference Call and Webcast Information

Halcón Resources Corporation (NYSE:HK) has scheduled a conference call for Thursday, May 8, 2014, at 10:00 a.m. EDT (9:00 a.m. CDT). To participate in the conference call, dial (877) 810-3368 for domestic callers, and (914) 495-8561 for international callers a few minutes before the call begins and reference Halcón Resources conference ID 26121882.  The conference call will also be webcast live over the Internet on Halcón Resources’ website at http://www.halconresources.com in the Investor Relations section under Events & Presentations.  A telephonic replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 15, 2014.  To access the replay, dial (855) 859-2056 for domestic callers or (404) 537-3406 for international callers, in both cases referencing conference ID 26121882.

About Halcón Resources

Halcón Resources Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

For more information contact Scott Zuehlke, Vice President of Investor Relations, at 832-538-0314 or szuehlke@halconresources.com.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects”, “believes”, “intends”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, or “probable” or statements that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved.  Additionally, initial production rates, average 30 day production rates and improvements mentioned herein are not necessarily indicative of future production rates or performance.  Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and other filings submitted by the Company to the U.S. Securities and Exchange Commission (“SEC”), copies of which may be obtained from the SEC’s website at www.sec.gov or through the Company’s website at www.halconresources.com. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. The Company has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.

HALCÓN RESOURCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2014	2013
Operating revenues:
Oil, natural gas and natural gas liquids sales:
Oil	$256,029	$180,827
Natural gas	9,409	5,669
Natural gas liquids	8,759	3,828
Total oil, natural gas and natural gas liquids sales	274,197	190,324
Other	952	530
Total operating revenues	275,149	190,854

Operating expenses:
Production:
Lease operating	36,638	25,304
Workover and other	2,789	1,624
Taxes other than income	24,160	17,436
Gathering and other	5,073	333
Restructuring	987	671
General and administrative	32,798	31,597
Depletion, depreciation and accretion	119,908	81,858
Full cost ceiling impairment	61,165	—
Total operating expenses	283,518	158,823
Income (loss) from operations	(8,369)	32,031

Other income (expenses):
Net gain (loss) on derivative contracts	(33,656)	(18,422)
Interest expense and other, net	(30,939)	(4,850)
Total other income (expenses)	(64,595)	(23,272)
Income (loss) before income taxes	(72,964)	8,759
Income tax benefit (provision)	—	(3,294)
Net income (loss)	(72,964)	5,465
Series A preferred dividends	(4,959)	—
Net income (loss) available to common stockholders	$(77,923)	$5,465

Net income (loss) per share of common stock:
Basic	$(0.19)	$0.02
Diluted	$(0.19)	$0.01

Weighted average common shares outstanding:
Basic	413,521	346,139
Diluted	413,521	383,565

HALCÓN RESOURCES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except share and per share amounts)

	March 31,	December 31,
	2014	2013
Current assets:
Cash	$366	$2,834
Accounts receivable	309,304	312,518
Receivables from derivative contracts	1,214	2,028
Inventory	4,868	5,148
Prepaids and other	11,436	16,098
Total current assets	327,188	338,626
Oil and natural gas properties (full cost method):
Evaluated	5,382,235	4,960,467
Unevaluated	2,110,612	2,028,044
Gross oil and natural gas properties	7,492,847	6,988,511
Less - accumulated depletion	(2,367,926)	(2,189,515)
Net oil and natural gas properties	5,124,921	4,798,996
Other operating property and equipment:
Gas gathering and other operating assets	137,849	125,837
Less - accumulated depreciation	(10,441)	(8,461)
Net other operating property and equipment	127,408	117,376
Other noncurrent assets:
Receivables from derivative contracts	14,243	22,734
Debt issuance costs, net	62,350	64,308
Deferred income taxes	4,505	8,474
Equity in oil and natural gas partnership	5,294	4,463
Funds in escrow and other	10,225	1,514
Total assets	$5,676,134	$5,356,491

Current liabilities:
Accounts payable and accrued liabilities	$652,203	$636,589
Liabilities from derivative contracts	32,890	17,859
Asset retirement obligations	141	71
Current portion of deferred income taxes	4,505	8,474
Current portion of long-term debt	1,389	1,389
Total current liabilities	691,128	664,382
Long-term debt	3,533,193	3,183,823
Other noncurrent liabilities:
Liabilities from derivative contracts	21,018	19,333
Asset retirement obligations	38,834	39,186
Other	11,157	2,157
Commitments and contingencies
Stockholders’ equity:
Preferred stock: 1,000,000 shares of $0.0001 par value authorized; 345,000 shares of 5.75% Cumulative Perpetual Convertible Series A, issued and outstanding as of March 31, 2014 and December 31, 2013	—	—
Common stock: 670,000,000 shares of $0.0001 par value authorized; 420,521,463 and 415,729,962 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	41	41
Additional paid-in capital	2,964,903	2,953,786
Accumulated deficit	(1,584,140)	(1,506,217)
Total stockholders’ equity	1,380,804	1,447,610
Total liabilities and stockholders’ equity	$5,676,134	$5,356,491

HALCÓN RESOURCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$(72,964)	$5,465
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depletion, depreciation and accretion	119,908	81,858
Full cost ceiling impairment	61,165	—
Deferred income tax provision (benefit)	—	(999)
Share-based compensation, net	4,332	2,335
Unrealized loss (gain) on derivative contracts	26,021	16,071
Amortization and write-off of deferred loan costs	842	265
Non-cash interest and amortization of discount and premium	554	866
Other income (expense)	354	(1,013)
Cash flow from operations before changes in working capital	140,212	104,848
Changes in working capital, net of acquisitions	19,288	(59,138)
Net cash provided by (used in) operating activities	159,500	45,710

Cash flows from investing activities:
Oil and natural gas capital expenditures	(432,783)	(380,117)
Acquisition of Williston Basin Assets	—	(29,895)
Other operating property and equipment capital expenditures	(16,036)	(36,340)
Advance on carried interest	(62,500)	—
Funds held in escrow and other	1,821	1,328
Net cash provided by (used in) investing activities	(509,498)	(445,024)

Cash flows from financing activities:
Proceeds from borrowings	614,000	844,000
Repayments of borrowings	(266,000)	(434,476)
Debt issuance costs	(126)	(11,483)
Offering costs and other	(344)	(431)
Net cash provided by (used in) financing activities	347,530	397,610

Net increase (decrease) in cash	(2,468)	(1,704)

Cash at beginning of period	2,834	2,506
Cash at end of period	$366	$802

Disclosure of non-cash investing and financing activities:
Accrued capitalized interest	$(4,763)	$9,569
Asset retirement obligations	(730)	1,512
Series A preferred dividends paid in common stock	4,959	—

HALCÓN RESOURCES CORPORATION

SELECTED OPERATING DATA

(Unaudited)

	Three Months Ended March 31,
	2014	2013

Production volumes:
Crude oil (MBbls)	2,806	1,931
Natural gas (MMcf)	1,792	1,811
Natural gas liquids (MBbls)	191	109
Total (MBoe)	3,296	2,342
Average daily production (Boe/d)	36,622	26,022

Average prices:
Crude oil (per Bbl)	$91.24	$93.64
Natural gas (per Mcf)	5.25	3.13
Natural gas liquids (per Bbl)	45.86	35.12
Total per Boe	83.19	81.27

Cash effect of derivative contracts:
Crude oil (per Bbl)	$(2.35)	$(1.48)
Natural gas (per Mcf)	(0.58)	0.28
Natural gas liquids (per Bbl)	—	—
Total per Boe	(2.32)	(1.00)

Average prices computed after cash effect of settlement of derivative contracts:
Crude oil (per Bbl)	$88.89	$92.16
Natural gas (per Mcf)	4.67	3.41
Natural gas liquids (per Bbl)	45.86	35.12
Total per Boe	80.87	80.27

Average cost per Boe:
Production:
Lease operating	$11.12	$10.80
Workover and other	0.85	0.69
Taxes other than income	7.33	7.44
Gathering and other	1.54	0.14
General and administrative, as adjusted(1)	7.56	11.72
Restructuring	0.30	0.29
Depletion	35.57	34.11

(1)   Represents general and administrative costs per Boe, adjusted for items noted in the reconciliation below:

General and administrative:
General and administrative, as reported	$9.95	$13.49
Share-based compensation:
Non-cash	(1.31)	(1.00)
Acquisition and merger transaction costs and other:
Cash	(1.08)	(0.77)
General and administrative, as adjusted	$7.56	$11.72

Total operating costs, as reported	$30.79	$32.56
Total adjusting items	(2.39)	(1.77)
Total operating costs, as adjusted(2)	$28.40	$30.79

(2)   Represents lease operating, workover and other expense, taxes other than income, gathering and other expense and general and administrative costs per Boe, adjusted for items noted in reconciliation above.

HALCÓN RESOURCES CORPORATION

SELECTED ITEM REVIEW AND RECONCILIATION (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013
As Reported:
Net income (loss) available to common stockholders, as reported	$(77,923)	$5,465
Series A preferred dividends	4,959	—
Net income (loss)	(72,964)	5,465

Impact of Selected Items:
Unrealized loss (gain) on derivatives contracts:
Crude oil	$25,347	$13,644
Natural gas	1,569	3,155
Total mark-to-market non-cash charge	26,916	16,799
Full cost ceiling impairment	61,165	—
Restructuring	987	671
Acquisition and merger transaction costs and other	3,857	1,810
Selected items, before income taxes	92,925	19,280
Income tax effect of selected items(1)	(8,045)	(7,247)
Selected items, net of tax	84,880	12,033

As Adjusted:
Net income (loss) available to common stockholders, excluding selected items	$11,916	$17,498
Interest on convertible debt, net	—	—
Net income (loss) available to common stockholders after assumed conversions, excluding selected items(2)	$11,916	$17,498

Basic net income (loss) per common share, as reported	$(0.19)	$0.02
Impact of selected items	0.22	0.03
Basic net income (loss) per common share, excluding selected items(2)	$0.03	$0.05

Diluted net income (loss) per common share, as reported	$(0.19)	$0.01
Impact of selected items	0.22	0.04
Diluted net income (loss) per common share, excluding selected items(2)(3)	$0.03	$0.05

Net cash provided by (used in) operating activities	$159,500	$45,710
Changes in working capital, net of acquisitions	(19,288)	59,138
Cash flow from operations before changes in working capital	140,212	104,848
Cash components of selected items	4,379	2,481
Income tax effect of selected items	(1,583)	(933)
Cash flow from operations before changes in working capital, adjusted for selected items(2)	$143,008	$106,396

(1)   For the 2014 column, represents the tax impact using an estimated tax rate of 36.16%.  This column also includes a $25.6 million adjustment for the change in the valuation allowance.

(2)   Net income (loss) and earnings per share excluding selected items and cash flow from operations before changes in working capital adjusted for selected items are non-GAAP measures. These financial measures are presented based on management’s belief that they will enable a user of the financial information to understand the impact of these items on reported results. Additionally, this presentation provides a beneficial comparison to similarly adjusted measurements of prior periods.  These financial measures are not measures of financial performance under GAAP and should not be considered as an alternative to net income, earnings per share and cash flow from operations, as defined by GAAP.  These financial measures may not be comparable to similarly named non-GAAP financial measures that other companies may use and may not be useful in comparing the performance of those companies to Halcón’s performance.

(3)   The impact of selected items for the three months March 31, 2014 was calculated based upon weighted average diluted shares of 413.6 million, due to the net income available to common stockholders, excluding selected items.